SHARE PURCHASE AGREEMENT

                                  between

             3000524 NOVA SCOTIA LIMITED and IMMUCOR, INC.

                                   and


                            Samuel Brushett,
                   Nubio Technologies Corporation,
                 Patrick Waddy, and Blaine MacNeil

                                 and

                      DOMINION BIOLOGICALS LIMITED

                          December 11, 1996



                        	TABLE OF CONTENTS


                                                        Page

ARTICLE I

DEFINITIONS	                                             1

ARTICLE II

TERMS OF TRANSACTION	                                    4
	2.1	Purchase and Sale of Shares of Dominion	            4
	2.2	Purchase Price	                                     5
	2.3	Payment	                                            5
	2.4	Allocation of Payment	                              5
	2.5	Noncompetition Payment	                             5
	2.6	The Closing	                                        6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
SHAREHOLDERS REGARDING THE SHARES AND SHAREHOLDERS	      7
	3.1	Power and Authority of Shareholders	                7
	3.2	Organization and Authority of Nubio	                8
	3.3	Ownership of the Shares	                            8
	3.4	Issued Shares	                                      8
	3.5	Absence of Other Claims	                            8
	3.6	Shareholders Net Worth	                             9
	3.7	Citizenship	                                        9

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDERS REGARDING DOMINION	                     9
	4.1	Organization and Authority	                         9
	4.2	Compliance With Law	                               10
	4.3	Financial Statements	                              10
	4.4	Indebtedness	                                      10
	4.5	No Undisclosed Liabilities	                        10
	4.6	Tax Matters	                                       10
	4.7	Products	                                          11
	4.8	Litigation	                                        12
	4.9	Assets	                                            12
	4.10	Bank Accounts	                                    14
	4.11	Suppliers and Customers	                          14
	4.12	Trade Secret and Employment Claims	               14
	4.13	Intellectual Property	                            15
	4.14	Contracts	                                        15
	4.15	Leases	                                           16
	4.16	Permits and Regulatory Compliance	                17
	4.17	Labor Matters	                                    17
	4.18	Employees	                                        18
	4.19	Employee Benefit Plans and Arrangements	          19
	4.20	Environmental Matters	                            21
	4.21	Insurance Policies	                               22
	4.22	Events After October 31, 1996	                    22
	4.23	Copies Provided to Immucor/Canada	                24
	4.24	Brokers	                                          24
	4.25	Adverse Information	                              24

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF IMMUCOR/CANADA AND
IMMUCOR/US	                                             25
	5.1	Organization, Power and Authority of Immucor/Canada25
	5.2	Power and Authority of Immucor/US	                 25
	5.3	Shares Issued Pursuant to Warrants	                26
	5.4	Maintaining Work Force	                            26

ARTICLE VI

COVENANTS OF THE PARTIES	                               26
	6.1	Cooperation	                                       26
	6.2	Records	                                           26
	6.3	Use of Dominion Name	                              26
	6.4	Obligations to Province of Nova Scotia	            27
	6.5	Expenses	                                          27
	6.6	Tax Matters	                                       27
	6.7	Survival of Warranties	                            28
	6.8	Indemnification by Shareholders	                   28
	6.9	Indemnification by Immucor/Canada and Immucor/US	  30
	6.10	Confidentiality	                                  31
	6.11	Noncompetition	                                   33
	6.12	Funds Received After Closing	                     33
	6.13	Transfer of Shares	                               34
	6.14	Maintaining Work Force	                           34

ARTICLE VII

MISCELLANEOUS	                                          34
	7.1	Notices	                                           34
	7.2	Parties Bound by Agreement; Successors and Assigns	35
	7.3	Entire Agreement	                                  36
	7.4	Descriptive Headings	                              36
	7.5	Counterparts	                                      36
	7.6	Amendments and Waivers	                            36
	7.7	Governing Law, Jurisdiction and Venue	             36
	7.8	No Third-Party Beneficiaries	                      36
	7.9	Gender and Number	                                 36
	7.10	Dispute Resolution	                               36


	SHARE PURCHASE AGREEMENT



	This Share Purchase Agreement (the "Agreement"), dated as of December 11, 1996 is by and among DOMINION BIOLOGICALS LIMITED ("Dominion"), Samuel
Brushett, Nubio Technologies Corporation, Patrick Waddy and Blaine MacNeil on the one hand, and 3000524 Nova Scotia Limited, a corporation organized under the laws of Nova Scotia ("Immucor/Canada"), and Immucor, Inc., a corporation organized under the laws of Georgia, USA, on the other hand. Shareholders (as herein defined) desire to sell the Shares (as herein defined) to Immucor/Canada, and Immucor/Canada desires to buy the Shares from Shareholders, on all the terms and subject to the conditions contained herein. Therefore, in consideration of the mutual representations, warranties, covenants and agreements, and upon and subject to the terms and the conditions hereinafter set forth in this Agreement, the parties do hereby agree as follows:



	ARTICLE I

DEFINITIONS

	For purposes of this Agreement, the following terms shall have the following meanings:

	"Accounting Standards" means GAAP and where not inconsistent with GAAP, the prior reasonable accounting practices of Dominion as specified in the
Disclosure Memorandum.

  	"Charter Documents" means the Memorandum of Association and the Articles of Association of Dominion.

	"Closing" means the consummation of the purchase and sale of the Shares under the terms of this Agreement.

	"Closing Date" means the date of this Share Purchase Agreement.

	"Dominion" means Dominion Biologicals Limited, a corporation organized under the laws of Nova Scotia.

	"Dominion's Business" means the business of developing, manufacturing and distributing blood bank reagents and related products for grouping, typing, antibody screening and crossmatching blood and blood components for transfusion.

	"Dominion Contracts" means all contracts, leases, agreements, indentures, licenses, mortgages, commitments or binding arrangements or relationships pursuant to which Dominion is either a party or a third party beneficiary.


  	"Dominion Premises" means the real estate (including fixtures, buildings and other improvements thereon) owned, leased or used by Dominion at the addresses listed in the Disclosure Memorandum.

	"Disclosure Memorandum" means the memorandum signed and delivered by the Shareholders contemporaneously with the execution and delivery of this Agreement, containing information required to be disclosed under this Agreement.

	"Employees" means the employees of Dominion.

	"Encumbrance" means any mortgage, charge (whether fixed or floating), security interest, pledge, claim, right of first refusal, lien (including, without limitation any unpaid vendor's lien), deemed trust, option, hypothecation, title retention or conditional sale agreement, lease, option, restriction as to transfer, use or possession, easement, subordination to any right of any other person, and any other encumbrance on the absolute and unfettered use and ownership of any asset or property.

	"Environmental Law" means any statute, law, code, regulation, order, notice, rule, ordinance, or any requirement, restriction, limitation, condition or obligation contained therein, including any and all plans, orders, decrees, judgments, and notices issued, entered, promulgated, or approved thereunder, purporting to regulate the use, misuse, pollution or preservation  of land, air and water resources including but not limited to those purporting to regulate building and planning, industrial buildings, plants or equipment, and health or safety, only as such are directly related to environmental matters.

	"FDA" means, collectively, the United States Food and Drug Administration, and the Health Protection Branch of Health and Welfare Canada.

	"Financial Statements" means the audited balance sheets of Dominion as of December 31, 1995, 1994 and 1993 and the related audited statements of income and cash flows for the years then ended, together with all footnotes, annexes and schedules thereto, accompanied by the audit reports of Deloitte & Touche, together with the Interim Financial Statements, and all notes thereto, all of which balance sheets, statements of income and cash flow, reports and notes have been attached to and incorporated into the Disclosure Memorandum.

	"Five Year Warrants" means options, in a form previously approved by the parties, to purchase Immucor's Common Stock at an exercise price (the
"Closing Market Price") of the greater of Twelve U.S. Dollars (US$12.00) per share or the last sale price per share reported on the last trading day
before the Closing Date as reported in The Wall Street Journal.   The number
of shares included in the Five Year Warrants shall be the aggregate principal amount of the Notes divided by the Closing Market Price.

	"GAAP" means generally accepted accounting principles of Canada, consistently applied.

	"Hazardous Material" means any hazardous substance or any pollutant or contaminant defined or included as such in (or for the purposes of) any Environmental Law.

	"Interim Balance Sheet" means the unaudited balance sheet of Dominion as of
October 31, 1996 and all notes thereto, prepared by Dominion management.

	"Interim Financial Statements" means the unaudited Interim Balance Sheet and the related unaudited statements of profit and cash flow for the 10-month period ended October 31, 1996, prepared by management of Dominion.

	"Immucor's Business" means the business of developing, manufacturing and distributing blood bank reagents, testing equipment and related products for grouping, typing, antibody screening and crossmatching blood and blood components for transfusion.

	"Immucor Guaranties" means the guaranties by Immucor/US of the payment of the
Notes in a form previously agreed to by the parties.

	"Immucor/US" means Immucor, Inc., a Georgia, USA Corporation.

	"Knowledge of Shareholder" (or words of similar import)  refers to all those things known by any Shareholder.

	"Material" means, as to any matter or circumstance, that which an ordinarily prudent person in the ordinary course of business would normally consider material in determining the value of the assets, liabilities, business, results of operation or prospects of a company.

	"Notes" means the Subordinated Promissory Notes of Immucor/Canada guaranteed by Immucor/US in the aggregate amount of Five Million Seven Hundred Forty-One
Thousand Canadian Dollars (CDN$5,741,000.00), bearing interest at 6%, payable semiannually with principal due three (3) years after the Closing Date, in a form previously approved by the parties.

	"Nubio" means Nubio Technologies Corporation, a Delaware corporation and a Dominion Shareholder.

	"Permitted Encumbrance" means an Encumbrance identified as a "Permitted Encumbrance" in the Disclosure Memorandum.

	"Per Share Price" is defined in Section 2.02.

 	"Person" means a corporation, partnership, trust, limited liability company, other business entity or an individual.

	"Purchase Price" is defined in Section 2.02.

	"Rule" means any law, statute, rule, regulation, order, court decision, judgment or decree of any federal, state, territorial, provincial or municipal authority or body.

	"Shareholders" means, collectively, Samuel Brushett, Nubio, Patrick Waddy and
Blaine MacNeil, with Samuel Brushett and Nubio being deemed to be one
Shareholder with joint and several obligations hereunder.

	"Shares" means all the shares of Dominion owned by the Shareholders, as set forth in the Disclosure Memorandum.

	"Social" refers to employment-related obligations of Dominion, including all actual or contingent liabilities relating to unemployment coverage, health, injury, death and retirement.

	"Tax" or "Taxes" means all forms of levies, taxes, customs and other duties normally deemed to be of a fiscal or customs nature, including but not limited to (a) all taxes levied, imposed or assessed under the Income Tax Act
(Canada) or any other statute, rule, ordinance or law, in Canada or elsewhere; (b) taxes in the nature of sales tax, consumption tax, value added tax, payroll tax, group tax, undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other state, territorial, provincial or municipal charges or impositions levied, imposed or collected by any governmental body; and (c) any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed in relation to the non-, late, short or incorrect payment of the same or the failure to file any return.

	"Ten Year Warrants" means Options to purchase an aggregate of 150,000 shares of Immucor Common Stock at an exercise price equal to 120% of the last sale price per share reported on the last trading day before the Closing Date as reported in The Wall Street Journal, in a form previously approved by the parties.

	"Warranty" means any representation and warranty of any Shareholder in this
Agreement and in each certificate or other document delivered by him or on his behalf in connection with this Agreement.

	"1995 Balance Sheet" means the audited balance sheet of Dominion as of December 31, 1995, accompanied by the audit report of Deloitte & Touche, and all notes thereto.


ARTICLE II

TERMS OF TRANSACTION


	2.1	Purchase and Sale of Shares of Dominion. Upon the terms and subject to the conditions of this Agreement, at the Closing, Immucor/Canada shall purchase from Shareholders, and Shareholders (excluding Samuel Brushett)
shall sell and transfer, to Immucor/Canada, all of the Shares.  In addition,
Samuel Brushett shall cause Nubio to transfer all of its Shares to Immucor/
Canada.

	2.2	Purchase Price.  The aggregate price of the Shares (the "Purchase Price")
shall be Eleven Million, One Hundred Seven Thousand and 00/100 Canadian Dollars
(CDN$11,107,000.00).

 2.3	Payment.  In consideration of the sale and transfer to Immucor/Canada of the Shares:

		(a)	At the Closing, Immucor/Canada shall make a cash payment to the
Shareholders in the aggregate amount of Four Million Nine Hundred
Thirty-Four Thousand Eight Hundred Forty-Four and 00/100 Canadian Dollars
(CDN$4,934,844.00) by wire transfer of immediately available funds to accounts indicated for each Shareholder in the Disclosure Memorandum and, on behalf of all Shareholders, Immucor/Canada shall make payment of Four
Hundred Thirty-One Thousand One Hundred Fifty-Six and 00/100 Canadian Dollars
(CDN$431,156.00) to the account of Patterson Palmer Hunt Murphy, Account No.
4601-470 Bank of Montreal, 5151 George Street, Halifax, NS B3J 2M9 (such payments are collectively referred to herein as the "Cash Payment");

		(b)	At the Closing, Immucor/Canada shall execute and deliver the Notes to
Shareholders;

		(c)	Immediately after the Closing, Immucor/US shall execute and deliver the
Five Year Warrants to the Shareholders; and

		(d)	Immediately after the Closing, Immucor/US shall execute and deliver the
Ten Year Warrants to the Shareholders.

	2.4	Allocation of Payment.  The payment described in Section 2.3 above shall be allocated among the Shareholders as follows:

                 					Principal	    	Shares Under  		Shares Under
	     	Cash (CDN$)		Amount of Note		5-Year Warrants	10-Year Warrants

Nubio		1,788,667.00		1,913,667.00		   159,472		           50,000

Waddy		1,288,667.00		2,413,667.00		   201,139		           50,000

MacNeil	2,288,667.00		1,413,667.00		   117,806		          50,000


	2.5	Noncompetition Payment.  At the Closing, Immucor/Canada on behalf of
Dominion, shall pay Mr. Brushett CDN$375,000.00 in consideration for his covenants contained in Section 6.11 hereof (the "Noncompetition Payment").
The Noncompetition Payment shall be made by wire transfer of immediately available funds to Mr. Brushett's account indicated in the
Disclosure Memorandum.

	2.6	The Closing.

		(a)	The Closing shall take place at 10:00 a.m., December 11, 1996, in the offices of Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia, USA,
or on such other date and at such other time and place as the parties shall agree in writing.

		(b)	At the Closing, Immucor/Canada shall deliver to the Shareholders the following:

				(i)	the Cash Payment;

				(ii)	the Notes;

				(iii)	legal opinions of Immucor/Canada's counsel concerning the
due authorization, execution and delivery of this Agreement
and the Notes and the enforceability of this Agreement and
the Notes against Immucor/Canada, all in a form
reasonably acceptable to the Shareholders;

				(iv)	the Noncompetition Payment; and

				(v)	the Immucor Guaranties.

		(c)	At the Closing, the Shareholders shall deliver to Immucor/Canada the following:

				(i)	the Disclosure Memorandum;

				(ii)	the certificates representing all of the Shares, endorsed in blank for transfer to Immucor/Canada;

				(iii)	the duly executed resignations of all of the directors and
officers of Dominion effective as of the Closing Date;

				(iv)	Dominion's original corporate minute book;

				(v)	all other corporate records of Dominion; and

				(vi)	legal opinions of the Shareholders' counsel concerning,
among other things, Dominion's authorized and outstanding
capital stock, the due authorization, execution and delivery of this Agreement by the Shareholders and Dominion, the
transfer of Dominion's shares and other reasonable
customary matters, all in a form reasonably acceptable to
Immucor/Canada;

		(d)	Immediately after the Closing, Immucor/US shall deliver to the
Shareholders the following:

				(i)	the Five Year Warrants;

				(ii)	the Ten Year Warrants; and

				(iii)	legal opinions of Immucor/US's counsel concerning the due
authorization, execution, and delivery of this Agreement,
the Five Year Warrants and the Ten Year Warrants, and
the enforceability of this Agreement, the Five Year
Warrants and the Ten Year Warrants, all in a form
reasonably acceptable to the Shareholders.


ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
SHAREHOLDERS REGARDING THE SHARES AND SHAREHOLDERS

	To induce Immucor/US and Immucor/Canada to execute, deliver and perform this
Agreement, and in acknowledgement of Immucor/US's and Immucor/Canada's reliance on the following Warranties, Shareholders hereby represent and warrant to Immucor/US and Immucor/Canada as follows (except that Samuel
Brushett and Nubio, and no other Shareholders, jointly and severally give the representations and warranties in Section 3.2):

	3.1	Power and Authority of Shareholders.  Shareholders have the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the execution and delivery of the Disclosure Memorandum and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Shareholders. Shareholders have obtained all necessary consents, approvals, authorizations or estoppels of any other Person or governmental or regulatory authority required to be obtained to authorize and permit Shareholders to transfer, or cause to be transferred, to Immucor/Canada all of the Shares. This Agreement has been duly and validly executed and delivered by Shareholders and constitutes each Shareholder's legal, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement by Shareholders, the execution and delivery of the Disclosure Memorandum, the consummation of the transactions contemplated herein by Shareholders, and the performance of the covenants and agreements of Shareholders, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any articles of incorporation or bylaws of Nubio;
(ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which Shareholders are a party or by which Shareholders or any of their properties may be bound; (iii) violate any Rule; or (iv) result in the creation or imposition of any Encumbrance upon any asset of Dominion.

	3.2	Organization and Authority of Nubio.

		(a)	Nubio is a corporation duly incorporated and validly existing under the laws of Delaware, USA and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

		(b)	The copies of Nubio's articles of incorporation and bylaws that have been previously delivered to Immucor/Canada or Immucor/US are complete, true, valid and correct and are in effect as of the date hereof.  The minutes of directors' and shareholders' meetings of Nubio that have previously been delivered to Immucor/Canada or Immucor/US are the complete, true, valid and correct records of directors' and shareholders' meetings through and including the date hereof and, reflect all transactions and other matters required to be reflected in such records, as well as such other matters customarily contained in records of such type.

		(c)	The current officers and directors of Nubio are listed in the Disclosure
Memorandum.

		(d)	The execution, delivery and performance of this Agreement, the execution and delivery of the Disclosure Memorandum, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Nubio.

	3.3	Ownership of the Shares.  Each Shareholder hereby represents that he or it owns, of record (or in the case of Samuel Brushett, beneficially), good and valid title to one-third (1/3) of the Shares, and such Shares are validly issued and are free and clear of any Encumbrances, with no defects of title whatsoever.  Each Shareholder represents that at Closing, Immucor/Canada shall obtain good and valid title to his or its Shares, free and clear of all
Encumbrances, with no defects of title whatsoever.  Each Shareholder represents that he or it has full and exclusive power, right and authority to vote his or its Shares.  Each Shareholder represents that he or it is not a party to or bound by any agreement affecting or relating to its right to transfer or vote the Shares.  The number of issued shares of Dominion and the record holders of such issued shares are set forth in the Disclosure
Memorandum.

	3.4	Issued Shares.  All issuances, transfers or purchases of the Shares have been in compliance with all applicable agreements and all applicable
Rules, and all Taxes thereon have been paid.  There are no Dominion treasury shares.

	3.5	Absence of Other Claims.  Except as set forth in the Disclosure
Memorandum, there is not outstanding, nor is Dominion bound by, any subscriptions, options, preemptive rights, warrants, agreements or rights of any character requiring Dominion to issue or transfer any of its shares or the voting rights thereto, including any right of conversion or exchange under any outstanding security or other instrument. There are no outstanding obligations of Dominion to repurchase, redeem or otherwise acquire any of its outstanding Shares.

	3.6	Shareholders Net Worth.  Each of the Shareholders hereby represents that its or his individual net worth, or joint net worth with such
Shareholder's spouse (other than Nubio), including the Shares held by such
Shareholder, exceeds US$1,000,000.00, and Samuel Brushett represents that he is the sole shareholder of Nubio.

	3.7	Citizenship.  Messrs. Waddy and MacNeil each represent that they are citizens and residents of Canada, and Mr. Brushett represents that he is a citizen of Canada and a resident of the United States.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDERS REGARDING DOMINION

	To induce Immucor/Canada and Immucor/US to execute, deliver and perform this
Agreement, and in acknowledgement of Immucor/Canada's and Immucor/US's reliance on the following Warranties, Shareholders hereby represent and warrant to Immucor/Canada and Immucor/US as follows:

	4.1	Organization and Authority.

		(a)	Dominion is a commercial company duly incorporated and validly existing under the laws of Nova Scotia and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.  Dominion is registered with the Office of the Registrar of Joint Stock Companies for the
Province of Nova Scotia as stated in the Disclosure Memorandum, in accordance with applicable law, and the information contained in the extract of said registration is complete and correct.  All documents required to be filed with the Office of the Registrar of Joint Stock Companies for the Province of
Nova Scotia with respect to Dominion have been properly and timely filed.

		(b)	Except as disclosed in the Disclosure Memorandum, Dominion has not proposed a compromise or arrangement to its creditors; had any petition for a receiving order filed against it; taken any proceeding with respect to a compromise, arrangement or winding up, or otherwise taken advantage of any insolvency or bankruptcy legislation; had a receiver appointed to any part of its property; or had any execution or distress or seizure levied upon any of its property.

		(c)	The Disclosure Memorandum sets forth (i) the name, address and jurisdiction of organization of Dominion, (ii) every entity in which Dominion owns any of the outstanding equity, directly or indirectly, (iii) the equity interest in such entity that is owned by Dominion, and (iv) each such entity's respective jurisdiction of organization.

		(d)	The copies of the Charter Documents that have been previously delivered to Immucor/Canada or Immucor/US are the complete, true, valid and correct
Charter Documents of Dominion in effect as of the date hereof.  The minutes of directors' and shareholders' meetings of Dominion that have previously been delivered to Immucor/Canada or Immucor/US are the complete, true, valid and correct records of directors' and shareholders' meetings through and including the date hereof and, reflect all transactions and other matters required to be reflected in such records, as well as such other matters customarily contained in records of such type.

		(e)	The current officers and directors of Dominion are listed in the
Disclosure Memorandum.

		(f)	The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Dominion.

	4.2	Compliance With Law.  Dominion has not violated any order of any court, governmental authority, arbitration board or tribunal to which it is or was subject, nor is Dominion in violation of any Rule the violation of which would have a material adverse effect on Dominion, the transactions contemplated by this Agreement, or Dominion's Business.

	4.3	Financial Statements.  The Financial Statements, including the footnotes thereto, are true, complete and correct, have been prepared in accordance with the Accounting Standards, consistently applied, and fairly present the financial position of Dominion as of the dates thereof and the results of its operations for the respective periods thereof.  The Financial Statements contain all disclosures required under the Accounting Standards as of the dates of, and for the periods covered by, the Financial Statements.

 	4.4	Indebtedness.  The Disclosure Memorandum sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of Dominion, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit, and all conditional sales contracts, pledges and other security arrangements with respect to personal property used or owned by Dominion. Dominion is not in default with respect to any indebtedness.

	4.5	No Undisclosed Liabilities.  Except as and to the extent reflected and adequately reserved against on the Interim Balance Sheet, or as shown in the
Disclosure Memorandum on the schedule entitled "Material Liabilities or
Obligations", as of the date hereof Dominion had no material liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise.


	4.6	Tax Matters.

		(a)	Tax Reserves.  The amount of Dominion's liability for unpaid Taxes for all periods ending on or before October 31, 1996 does not, in the aggregate, exceed the amount of Dominion's liability accruals for Taxes shown on the
Interim Balance Sheet.

		(b)	Tax and Social Returns.  Dominion has correctly and timely (i) filed all
Tax and Social returns required to be filed in the manner required by Tax and
Social authorities, (ii) responded to information requested by said authorities and (iii) made all Tax and Social payments at due dates.

 		(c)	Other Matters.  Except as set forth in the Disclosure Memorandum: (i)
Dominion is not subject to income tax in countries other than Canada; (ii)
Dominion is a registrant for the purposes of the Goods and Services Tax and its registration number is 101435816; (iii) Dominion has no tax loss carry forwards; (iv) expenses already incurred or which Dominion is required to incur in the ordinary course of its business are deductible from its ordinary income; (v) Dominion has not entered into any transaction which could be disregarded or recharacterized for Tax or Social purposes on the grounds that it aimed at the avoidance  of Tax or Social obligations; (vi)
Dominion is not the subject matter of any inquiry, investigation or audit relating to Tax or Social matters and has not been informed of any proposed audit; and (vii) each Shareholder represents that Dominion has withheld all amounts required by any Rule to be withheld from, or paid on account of, compensation paid to Dominion's officers, directors and employees, or, alternatively, in the case of the Shareholders, each
Shareholder represents that he or it has paid or will pay when due, all amounts required by any Rule to be paid on account of, compensation paid by
Dominion to such Shareholder.

		(d)	Tax and Social Audits.  The Disclosure Memorandum sets forth the conclusions of any Tax or Social audit or reassessment made during the period not yet completely time barred by applicable statutes of limitation.

		(e)	Returns Furnished.  Dominion has furnished Immucor/Canada or
Immucor/US with true and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Dominion relating to Taxes, and (ii) all tax returns for Dominion for all periods since July 1, 1993.

	4.7	Products.

		(a)	All Dominion clones that are producing monoclonal antibody based products are continuing to produce antibodies, and there has been no discernable material deterioration in the quantity and quality of antibodies produced.

		(b)	The master cell lines and frozen cell lines of the Dominion clones that are currently producing antibodies are, and at all times have been, stored under conditions designed to ensure future use.

		(c)	The Dominion frozen cell library of human lymphocytes are, and at all times have been, stored under conditions designed to ensure future investigational use.

		(d)	After the Closing Date, returns of products sold before the Closing
Date will not exceed CDN$20,000.00, in the aggregate, whether or not such returns are in the ordinary course of business.

	4.8	Litigation.  Except as set forth in the Disclosure Memorandum, there is no action, suit, investigation or proceeding pending or, to the knowledge of any Shareholder, threatened against or affecting Dominion, Dominion's
Business or the assets of Dominion before any court or by or before any governmental body or arbitration board or tribunal, nor to the knowledge of
Dominion or any Shareholder is there a basis for any action, suit, investigation or proceeding.

	4.9	Assets.

		(a)	Description.  The Disclosure Memorandum sets forth a general description and the location of all personal property and leasehold improvements included in the assets of Dominion.

		(b)	Title.  Dominion has good, valid and marketable title to all of its assets, free and clear of any and all Encumbrances other than the Permitted
Encumbrances.  In particular, Dominion has good and marketable title in fee simple to the real property of Dominion described in the Disclosure
Memorandum (the "Lands") including the buildings located thereon (the
"Buildings").  No Permitted Encumbrance or other Encumbrance will materially interfere with the conduct of Dominion's Business as conducted by Dominion prior to the Closing Date; provided, however, that to the extent Permitted
Encumbrances exist in connection with a loan of money to Dominion, the existence of such Permitted Encumbrance could materially interfere with the conduct of Dominion's business in the event of a default under such loan.
Dominion owns all the real and personal property reflected on the Interim
Balance Sheet.

		(c)	Possession.  Except as set forth on the Disclosure Memorandum, all tangible assets of Dominion are on Dominion Premises, in its possession and control.  No one else has any right, title or interest in any property or asset now used or proposed to be used by Dominion in Dominion's Business.

		(d)	All Necessary Assets.  The assets of Dominion reflected on the Interim
Balance Sheet are all the assets necessary for the conduct of Dominion's
Business after the Closing in the same manner as it was conducted during the
12 months before the Closing.

		(e)	Condition.  The assets of Dominion that constitute tangible personal property (collectively, the "Dominion Properties") are in good condition and repair, ordinary wear and tear excepted, in satisfactory working order, and are suitable for their respective intended uses.  The plants and structures owned, leased or used by Dominion are structurally sound with no known material defects.

		(f)	Compliance.  Dominion Properties and the existing and prior uses thereof are in compliance in all material respects with all applicable Rules.
Dominion has delivered to Immucor/Canada or Immucor/US all reports and documents generated by Dominion or any third party about the condition of
Dominion Properties or about such compliance.

		(g)	Inventory.  All of Dominion's inventory included on the Interim Balance
Sheet is of a quality usable and saleable in the ordinary and usual course of
Dominion's Business, and the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable, adequate and appropriate in Dominion's present circumstances.
All of such inventory is valued for the purposes of the Interim Balance
Sheet at the lower of cost or net realizable market value.  The Disclosure
Memorandum contains the following information for all of Dominion's monoclonal antibodies and cell lines:  (i) product type and description;
(ii) clone number; (iii) whether it is approved by the FDA, whether license applications have been submitted to the FDA and are pending approval, or whether it is in clinical trials; and (iv) whether such product is under development.

		(h)	Product Dating.  Unless otherwise provided in the Disclosure
Memorandum, all of Dominion's antisera products have no less than one (1)
year dating and all of Dominion's reagent red blood cell products are in date; provided, however, products having a total aggregate value of less than CDN$10,000 shall be exempt from the representations contained in this
Section 4.9(h).

		(i)	Accounts Receivable.  Except as set forth in the Disclosure Memorandum:
(i) all accounts receivable of Dominion included on the Interim Balance Sheet are valid, existing and fully collectible within two (2) years after their respective due dates, subject to the allowance for bad or doubtful accounts, as shown on the Interim Balance Sheet, and assuming with respect to any particular account that after the Closing Dominion does not terminate the account debtor for any reason other than nonpayment; (ii) on the Closing
Date all accounts receivable of Dominion represent monies due for goods sold or services rendered in the ordinary course of business; and (iii) to the knowledge of each Shareholder, on the Closing Date no accounts receivable of
Dominion are subject to any defenses, rights of set-off, assignment or other
Encumbrances.  To the knowledge of each Shareholder there is no dispute regarding the collectability of any such accounts receivable.  Dominion has provided Immucor/Canada with a current, complete and accurate aging report of such accounts receivable.  Except as set forth in the Disclosure Memorandum, there are no accounts receivable included in the assets of Dominion that are owed to Dominion by any director, officer, shareholder or employee of
Dominion or any relative of any such person.

		(j)	Real Property.  Dominion owns no real property other than the Lands, legal descriptions of which have been included in the Disclosure Memorandum.
The Shareholders have made available to Immucor/Canada true, correct, and complete copies of the following with respect to each parcel of real property listed or described in the Disclosure Memorandum:  the deed evidencing
Dominion's ownership of such real property; each Encumbrance thereon reflected in a written instrument; each instrument (if any) evidencing a grant by or to Dominion of an option to purchase or lease such property;
each lease and leasehold mortgage (if any) with respect to such property; and
any surveys, locating certificates, plans, drawings, studies or other information in possession of Dominion or the Shareholders with respect to such property.  Except for Permitted Encumbrances and other matters set forth in the Disclosure Memorandum, no real property owned, leased or used by Dominion is subject to (i) any governmental decree or order (or threatened or proposed order known to Dominion) to be sold or expropriated by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

		(k)	Land and Buildings.  To the knowledge of each Shareholder the Buildings were constructed and completed in accordance with all necessary building permits and approvals, no changes have been made to the Buildings which do not comply with all building permits, building restrictions (including private deed restrictions, if any), laws, bylaws, requirements, regulations or ordinances, and the Buildings are now and shall at the Closing Date be used and occupied in compliance with all building permits, building restrictions (including private deed restrictions, if any), laws, by-laws, requirements, regulations and ordinances.

		(l)	Utilities.  The facilities of water, power and other utilities installed in or about the Lands and Buildings are adequate for Dominion's
Business as it previously has been conducted, such facilities are in good and usable condition and no orders, requests, demands or other communications have been received by Dominion or the Shareholders or by anyone on their behalf, requiring or requesting any changes, modifications or alterations thereof.

		(m)	Access.  There is full ingress and egress for pedestrians and vehicles to and from the Lands and the Buildings and the public roads abutting or adjacent to the Lands adequate to allow Dominion to conduct its business in the manner it previously has been conducted.

		(n)	Interests in Other Persons.  Dominion does not own, either legally or beneficially, directly or indirectly (i) any shares or other securities convertible into shares of any other company or (ii) any participating interest in any partnership, limited liability company, trust, joint venture, association or other non-corporate business enterprise.

	4.10	Bank Accounts.  The Disclosure Memorandum contains a list of all the checking, depository or other bank accounts and any safe deposit boxes of or relating to the assets, operations or business of Dominion, together with the authorized signers.

	4.11	Suppliers and Customers.  The Disclosure Memorandum contains a list of each supplier of goods or services to, and each customer of, Dominion to whom
Dominion paid or billed in the aggregate more than CDN$100,000.00 during the
12-month period ended December 31, 1995, and more than CDN$85,000.00 during the 10-month period ended October 31, 1996, together in each case, with the amount paid or billed during such period.  Except as set forth in the
Disclosure Memorandum there are no disputes between Dominion (or any of
Dominion's employees or representatives) and any of Dominion's significant suppliers, customers or others having business with Dominion.  To the knowledge of each Shareholder, except as set forth in the Disclosure
Memorandum neither the consummation of the transactions contemplated hereunder, nor any other event, including the passage of time, will have any adverse effect on the business relationship of Dominion with any such supplier or customer.

	4.12	Trade Secret and Employment Claims.  To the knowledge of each
Shareholder, no third party has claimed that Dominion, any Shareholder, or any director, officer, manager, employee or agent of Dominion, in respect of activities on behalf of Dominion or in respect of the operations of Dominion's Business to date, has (i) violated any of the terms or conditions of any employment contract with a third party, (ii) infringed any patent, trademark or copyright of a third party, (iii) disclosed or used any trade secrets or (iv) proprietary information or documentation of such third party, or interfered in the employment relationship between a third party and any of his or its employees; nor, to the knowledge of each Shareholder, has any such violation, disclosure, use or interference occurred.

	4.13	Intellectual Property.

		(a)	The Disclosure Memorandum lists and describes: (i) all patents, patent applications, trade names, business names, trademarks, service marks, trademark and service mark registrations and applications, and all patent, trademark and service mark licenses, and describes all copyrights, computer software, data bases and all other intellectual property, that are owned by or registered in the name of Dominion or to which Dominion has any rights as licensee or otherwise, which list specifies which items are owned and to which items Dominion has rights as a licensee or otherwise;  and (ii) all contracts, agreements or understandings pursuant to which Dominion has authorized any person to use, or which any person otherwise has the right to use, in any business or commercial activity, any of the items listed in clause (i) above.

		(b)	The items listed or described in the Disclosure Memorandum pursuant to the preceding subsection (a) constitute or represent all of the intellectual property necessary to the conduct of Dominion's Business, and Dominion's ownership and use rights with respect thereto are free and clear of
Encumbrances other than Permitted Encumbrances.

		(c)	All trademark or service mark registrations, and all applications to register any trademarks, or service marks or any trademark register maintained by the U.S. government, Canadian government, or any state or provincial government are based on truthful applications, filings and declarations of use.

		(d)	To the knowledge of each Shareholder, except as set forth in the
Disclosure Memorandum Dominion has not infringed upon any patent, service mark, trade name, business name, trademark, copyright, trade secret or other intellectual property belonging to any other Person; and Dominion has not agreed to indemnify any Person for or against any infringement of or by the intellectual property set forth in the Disclosure Memorandum.  To the knowledge of each Shareholder, no person is infringing upon any of Dominion's patents, patent applications, trade names, business names, trademarks, service marks, trademark and service mark registrations, licenses, copyrights, computer software or other intellectual property.

		(e)	Dominion has all computer software and databases that are necessary to conduct Dominion's Business as presently conducted by Dominion and all documentation relating to all such computer software and databases.

	4.14	Contracts.   The Disclosure Memorandum sets forth a list of all Dominion
Contracts relating to Dominion's Business that continue for more than six (6)
months after the date hereof, that involve the payment or receipt of more than CDN$50,000.00, that relate to the distribution of products in countries other than Canada, or that are otherwise material to Dominion's Business or prospects.  Except as set forth in the Disclosure Memorandum:

		(a)	each of such Dominion Contracts is in full force and effect and constitutes a binding obligation of all parties thereto, enforceable in accordance with its terms; and none of such Dominion Contracts has been canceled or otherwise terminated, and, to the knowledge of each Shareholder, there is no threat to do so.

		(b)	to the knowledge of each Shareholder, there are no existing defaults or events of default, real or claimed, or events (including the sales of the
Shares) which with notice or lapse of time or both would constitute defaults under any such Dominion Contract.

		(c)	there are no Dominion Contracts relating to Dominion's Business or the assets of Dominion with any director, officer or shareholder of Dominion, or with any person related to any such person or with any company or other organization in which any director, officer, or shareholder of Dominion or anyone related to any such person, has a direct or indirect financial interest.

		(d)	neither Dominion nor any Shareholder is subject to any contract or agreement:

				(1)	that contains covenants limiting the freedom of Dominion
to compete in any line of business in any geographic area;

				(2)	that requires Dominion to share any profits, or requiring
any payments or other distributions based on profits, revenues or cash flows;

				(3)	pursuant to which third parties have been provided with
products that can be returned to Dominion in the event they are not sold and which could involve products valued at CDN$25,000.00 or more (invoice price)
in the aggregate; or

				(4)	that, to the knowledge of any Shareholder, has had or may
in the future have a material adverse effect upon the business, earnings or financial condition of Dominion.

	4.15	Leases.  The Disclosure Memorandum contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements pursuant to which Dominion leases real or personal property from others and which (i) require Dominion to pay more than CDN$5,000.00 in any single year or CDN$25,000.00 during the entire term of such lease or lease-purchase arrangement, or (ii) provide for a purchase option for a price of more than
CDN$25,000.00.  Dominion's possession of such property has not been disturbed, nor has any claim been asserted against Dominion adverse to its rights in such leasehold interests.  All leases that are required to be capitalized by the Accounting Standards have been so accounted for in the Financial
Statements, and such leases are identified as capital leases in the
Disclosure Memorandum.

	4.16	Permits and Regulatory Compliance.

		(a)	General.  Except as set forth in the Disclosure Memorandum Dominion holds free and clear all permits, licenses, approvals, franchises and authorizations from governmental and regulatory authorities as are necessary to conduct Dominion's Business, including but not limited to establishment licenses and product licenses and approvals (the "Dominion Permits").
Dominion has been issued FDA Establishment License No. 1151.  The Disclosure
Memorandum identifies and describes all applications for a Dominion Permit filed by or on behalf of Dominion.  To the knowledge of each Shareholder, no event has occurred that allows (nor after notice or lapse of time or both would allow) revocation or termination of any Dominion Permit or application therefor, or would result in any other material impairment of the rights of the holder of any Dominion Permit.

		(b)	FDA Compliance.  Dominion's Business is being conducted in all material respects in accordance with all laws, rules, regulations, directives, and similar pronouncements of the FDA and all other governmental or quasi-
governmental bodies operating in the United States or Canada, or in any country where Dominion's Business is conducted or having jurisdiction over any aspect of Dominion's Business.

		(c)	Inspections, Recalls, Etc.  Dominion has previously made available to
Immucor/US or Immucor/Canada all information in Dominion's or any
Shareholder's possession concerning:

				(i)	FDA inspections of any of the Dominion Premises, and all
documentation produced in connection therewith, including but not limited to
Notices of Observations (Form 483), warning letters and Inspection Reports
(EIRs);

				(ii)	recalls (voluntary or involuntary) and product withdrawals;
and

				(iii)	product complaints and complaint trend analyses.

	4.17	Labor Matters.

		(a)	Dominion is in compliance in all material respects with all Rules respecting employment and employment practices, terms and conditions of employment, wages and hours.

		(b)	Dominion is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaints against Dominion are pending before the Nova Scotia Labour Relations Board or similar authority.  To the knowledge of each Shareholder: there are no labor strikes or other labor troubles actually pending, being threatened against, or affecting
Dominion; relations between management and labor are amicable; and there have not been, nor are there presently, any attempts or plans to organize
Dominion's employees.

		(c)	There is no agreement, arrangement or understanding between Dominion and any trade union or employee association, any representative of any trade union or any bargaining unit in respect of any of the Employees.

		(d)	Dominion has not done or omitted to do any act or thing the doing or omission of which is or could be a breach of:

				(1)	any provision contained in any ruling or award of the
Canadian or Nova Scotia Labour Relations Board;

				(2)	any determination or order of any tribunal, person or body
empowered to determine any dispute relating to the rights or duties of
Dominion, or of any trade union or member of a trade union pursuant to any ruling or award of the Canadian or Nova Scotia Labour Relations Board;

				(3)	any term contained or implied in any recognition agreement
between Dominion and any trade union;

				(4)	any term contained or implied in any agreement between
Dominion and any of the Employees; or

				(5)	any provision of any arrangement, practice, custom or
understanding (whether or not legally enforceable) between any trade union and Dominion; which leads or could lead to any industrial action or cause any labor problems.

	4.18	Employees.

		(a)	The Disclosure Memorandum sets forth as to each Employee:  (i) his or her name, (ii) the location of employment, (iii) the date on which he or she was hired, (iv) the basic annual, weekly or hourly rate of pay for the
Employees (separately listing any bonus), (v) the date and amount of his or her last raise and next scheduled raise, (vi) a true and correct statement of each of the Employee's accrued sick leave entitlement up to the Closing
Date, (vii) a true and correct statement of each of the Employee's accrued vacation up to the Closing Date, and (viii) a true and correct statement of all other benefits actually or contingently accruing to any Employee as of the Closing Date.

		(b)	The Disclosure Memorandum sets forth as to each officer or other manager of Dominion, the information described in subsection (a) above, as well as the current compensation rate (salary, bonus, commission or other)
for each such person.

		(c)	Dominion has made all deductions required by Canadian law to be made from employees', officers' and directors' remuneration and has made all necessary remittances to all relevant authorities in respect of such deductions.

		(d)	Except as set forth in the Disclosure Memorandum, Dominion has not entered into any agreement with any Employee, for a fixed term or otherwise.
All employment agreements between Dominion and any Shareholder have been terminated by the Shareholders with no rights continuing after the Closing
Date and each Shareholder has hereby released Dominion from all such obligations thereunder.  Mr. Brushett hereby resigns as an employee of
Dominion, and Dominion has no further obligations to Mr. Brushett as a
Dominion employee.

		(e)	Since January 1, 1996, except as set forth in the Disclosure Memorandum all Employees due to receive raises to date have received such raises.

		(f)	During the last five (5) years no major accident has occurred at Dominion
Premises.

		(g)	To the knowledge of each Shareholder, no key Employee of Dominion has indicated that he or she will voluntarily leave Dominion in connection with or as a result of the transfer of the Shares to Immucor/Canada hereunder.

		(h)	Dominion has made available to Immucor/Canada all employment records for each Employee, and all such records are complete and accurate in all material respects.

	4.19	Employee Benefit Plans and Arrangements.

		(a)	Social Matters.  Dominion has correctly and timely (i) filed all Social returns required to be filed in the manner required by Social authorities,
(ii) responded to information requested by said authorities, and (iii) made all Social payments at due dates.  Dominion has not entered into any transaction that could be disregarded or recharacterized for Social purposes on the grounds that it aimed at the avoidance of Social obligations.  Except as specified in the Disclosure Memorandum, Dominion is not the subject matter of any inquiry, investigation or audit relating to Social matters, nor has it been informed of any proposed inquiry, investigation or audit, nor, to the
Shareholders' knowledge, has it done anything that reasonably could be expected to cause such an inquiry, investigation or audit.  The Disclosure
Memorandum contains a copy of the conclusions of any Social audit or reassessment during all periods not yet time barred by applicable statute of limitation.

		(b)	List and Description of Plans and Arrangements. The Disclosure
Memorandum sets forth a complete and accurate list and description of all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (A) which relate to Social matters; (B) which otherwise pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of
Dominion or its predecessors in interest; and (C) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by
Dominion, any of its predecessors in interest, or as to which Dominion of any of its predecessors in interest has any ongoing liability or obligation whatsoever (collectively, "Employee Benefit Plans").

 		(c)	Compliance with Rules.  Except as set forth in the Disclosure
Memorandum, Dominion and its predecessors in interest have complied in all material respects with all Rules and other obligations with respect to all
Employee Benefit Plans.

		(d)	Copies of Documents Provided to Immucor/Canada.  Dominion has made available to Immucor/Canada true, correct and complete copies of all documents relating to the Employee Benefit Plans that Immucor/Canada has requested, including, but not limited to: (A) all plan texts, amendments, trust instruments and other agreements adopted or entered into in connection with each of the Employee Benefit Plans; (B) all insurance and annuity contracts related to any Employee Benefit Plan; (C) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under Dominion's group health plans, if applicable; and (D)
the most recently available annual reports, certified financial statements, actuarial reports and summary plan descriptions, if applicable, for Employee
Benefit Plans.  Since the date such documents were supplied to
Immucor/Canada, no plan amendments have been adopted and no changes to the documents have been made.

		(e)	Agreements to Create, Continue or Terminate Plans.  Neither Dominion
nor its predecessors in interest have any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional
Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan.

		(f)	Agency Review, Taxes and Fiduciary Liability. None of the Employee
Benefit Plans is currently under investigation, audit or review by any relevant authority of Canada or is liable for any Taxes.  To the knowledge of each Shareholder, there is no transaction in connection with which
Dominion or any fiduciary of any of the Employee Benefit Plans could be subject to either a civil penalty, liability or Tax.

		(g)	Claims Against Plans and Fiduciaries.  Other  than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending or, to the knowledge of each Shareholder, threatened, by any participant or beneficiary against any of the Employee Benefit Plans or any fiduciary of any of the
Employee Benefit Plans, and to the knowledge of each Shareholder, no basis for any such claim or claims exists.

		(h)	Insurance Reserves.  The levels of insurance reserves and accrued liabilities with regard to all Employee Benefit Plans (to which such reserves or liabilities do or should apply) are set forth in the Disclosure
Memorandum, and such levels are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

		(i)	Retiree Welfare Benefits.  Neither Dominion nor its predecessors in interest have maintained an Employee Benefit Plan providing group health, dental, vision, life insurance or other welfare benefits to employees following retirement or other separation from service, except as disclosed in the Disclosure Memorandum.

		(j)	Financial Obligations.  Except as stated in the Disclosure Memorandum,
Dominion does not owe any sum to any Employee, except for unpaid salaries, holidays and vacation accrued in the ordinary course of business for 1996 but unpaid, and expense reimbursements accrued in the ordinary course of
Dominion's Business.  There is no Employee Benefit Plan that could result in a later charge against Dominion which has not been reserved for on the
Interim Balance Sheet.  Dominion, in case of termination of any Employee, would not be required to pay any indemnity nor give any notice other than, in the case of termination of salaried Employees, the minimum indemnities and notices required under law and under any applicable collective bargaining agreement for Employees of the class concerned.

	4.20	Environmental Matters.

		(a)	To each Shareholder's knowledge, Dominion has not been at any time in, and no condition or event has occurred in relation to Dominion's Business which with notice or the passage of time or both would constitute, a material violation or contravention of any Environmental Law or any licenses, approvals, consents, permissions or permits issued under any Environmental Law.

		(b)	Dominion has not received any statement or written notice of any outstanding breaches of any laws or regulations dealing with environmental matters or dealing with the omission deposit, issuance, discharge, transportation or disposal of any contaminant, waste material or other substance into or over the atmosphere, the soil, ground water or water.

		(c)	To the knowledge of Dominion and each Shareholder, Dominion Premises are not contaminated nor are they in such condition as to justify or lead any government or semi-government body to issue any notice, direction or order requiring clean-up, decontamination, remedial action or making good under any Environmental Law.

		(d)	To the knowledge of Dominion and each Shareholder, except as set forth in the Disclosure Memorandum:  (i) there are no circumstances whatsoever affecting Dominion Premises or Dominion's Business or operations conducted by or on behalf of Dominion in connection with Dominion's Business which may give rise to a claim by any third party arising from property damage or personal injury or death caused by any Hazardous Material of whatever nature caused or contributed to in whole or in part by Dominion or Dominion
Premises, operations or business of Dominion; (ii) there are no Hazardous
Materials in, on or under Dominion Premises; (iii) there are no current and there have not been any past releases of Hazardous Materials from or onto
Dominion Premises that are or were subject to regulation under any
Environmental Law, or that may make Dominion or Immucor/Canada subject to an action under any Rule, or liable in tort or under a common law public or private nuisance action; and (iv) Dominion Premises and all activities conducted thereon have complied in all material respects with all applicable
Environmental Laws.  Neither Dominion nor anyone related to Dominion, directly or indirectly, has indemnified any other party with respect to transportation, storage or use of Hazardous Materials.

		(e)	Except as set forth in the Disclosure Memorandum, Dominion has obtained from all governmental, local and other relevant authorities or agencies all necessary licenses or other authorizations required under the
Environmental Laws in relation to the carrying on of Dominion's Business.
All such licenses and authorizations have been granted on the basis that they are unconditional and do or did not require the undertaking or performance by Dominion of any obligation of any nature (including, without limitation, any obligation to make any payment of any nature to any person), remain in full force and effect and permit the carrying on by
Dominion of Dominion's Business and all activities related thereto on the basis disclosed to Immucor/Canada, and at least at the same level of activity as has existed in relation thereto over the period of one (1) year prior to the date hereof.  No such permit, license or authorization has been revoked, amended, terminated or withdrawn, or to each Shareholder's knowledge, is in any way subject to revocation or amendment or liable to be terminated or withdrawn.

		(f)	The Disclosure Memorandum sets forth a list of all underground storage tanks ("USTs") and other underground storage facilities presently located on
Dominion Premises and, to the knowledge of Dominion and each Shareholder, all USTs and other underground storage facilities previously located at
Dominion Premises.  All USTs and underground storage facilities on Dominion
Premises have been registered or licensed as required by Environmental Law;
all USTs and underground storage facilities comply with all present
Environmental Laws, as such requirements now exist; no removal of, alteration of, addition to, or replacement of such USTs is or will be required; all USTs and underground storage facilities on Dominion Premises are sound and have not leaked, emitted, or released any regulated substances into the environment, including the soil surrounding the storage tanks and all groundwater at or near Dominion Premises; and all USTs and underground storage  facilities meet all requirements for corrosion protection, leak detection, and spill and overflow protection which are now applicable under present Environmental Law.

		(g)	To the knowledge of each Shareholder, except as set forth in the
Disclosure Memorandum no building or other improvement on Dominion Premises contains any asbestos-containing materials.

 		(h)	To the knowledge of each Shareholder, except as set forth in the
Disclosure Memorandum Dominion Premises do not contain any PCBs in any form.

		(i)	To the knowledge of each Shareholder, the Buildings are not insulated with and do not contain asbestos or urea formaldehyde.

	4.21	Insurance Policies.  The Disclosure Memorandum on the schedule entitled
"Insurance Policies" sets forth a complete and accurate list and description of all insurance policies in force naming Dominion, or any employees thereof in the capacity as such, as an insured or beneficiary or as a loss payable payee, or for which Dominion has paid or are obligated to pay all or part of the premiums (other than policies of life or disability insurance which are described elsewhere in the Disclosure Memorandum).  Dominion has not received notice of any pending or threatened termination or premium increase
(retroactive or otherwise) with respect thereto, and Dominion is in compliance with all conditions contained therein.  There have been no lapses
(whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth in the Disclosure Memorandum.

	4.22	Events After October 31, 1996.  Except as set forth in the Disclosure
Memorandum, since October 31, 1996, Dominion has conducted its business only in the ordinary course, consistent with reasonable past practices, and has not:

		(a)	suffered any operating loss, or had any reduction in its retained earnings;

		(b)	suffered any material property or casualty loss, or waived any material right;

		(c)	made any changes in the compensation of, or paid any bonus to, or modified any contractual arrangement with, any director, officer or employee other than in the ordinary course of business consistent with past practices, or increased (or announced any increase in) any bonus, insurance, pension or other employee benefit plan, payment or arrangement, or entered into or amended any employment, consulting, severance or similar agreement, other than Dominion's accrued bonuses for 1995 which were paid by August 31,
1996 and bonuses previously accrued at June 30, 1996 in the amount of
CDN$375,018 of which CDN$125,006 was paid by the Closing Date;

		(d)	made any changes in other employee compensation, or paid any other bonus, except in the ordinary course of business and consistent with reasonable past practice;

		(e)	lost a major customer or vendor, suffered a material deterioration in any of its other significant relationships, or experienced any other material adverse change in any aspect of Dominion's Business or in its prospects;

		(f)	made any change in any method, practice or principle of financial or tax accounting;

		(g)	made any sales on terms (including but not limited to discounts, extended payment terms and other incentives) materially inconsistent with reasonable prior practices;

		(h)	entered into any material commitment or transaction affecting Dominion's
Business;

		(i)	increased an asset related to a transaction with a customer that was not authorized by such customer, or reduced a liability related to a transaction with a supplier that was not authorized by such supplier;

		(j)	failed to maintain the Financial Statements and its books of account in accordance with the Accounting Standards;

		(k)	sold, assigned, transferred or encumbered any of its assets or affected the carrying value of any its liabilities, or entered into any arrangement to purchase assets and/or assume liabilities (except in each case as required in the ordinary course of business);

		(l)	paid, discharged, satisfied or renewed any claim, liability or obligation other than payment in the ordinary course of business and consistent with reasonable past practice;

		(m)	made any distribution or declared or paid any dividends to any shareholders, received any capital contribution, or redeemed, purchased or otherwise acquired any shares of Dominion's capital;

		(n)	made any payment of cash or any transfer of other assets, to any shareholder or affiliate thereof, or paid, loaned, advanced, sold, transferred or leased any asset to any employee, except for normal compensation involving salary and benefits;

		(o)	failed to maintain its assets and continue with all contractual obligations in accordance with their respective terms;

 		(p)	failed to manage working capital components (including cash, receivables, other current assets, trade payables and other current liabilities) in a fashion consistent with reasonable past practices, including failing to sell inventory and other property in an orderly and prudent manner or failing to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

		(q)	failed to use commercially reasonable efforts to increase its sales in a profitable manner, enhance its financial position, preserve its business, keep available the services of its present employees, and preserve the goodwill of its customers, suppliers and others having business relations with it; or

		(r)	agreed to take any action described in this Section 4.22.

	4.23	Copies Provided to Immucor/Canada.  Dominion has given or made available to Immucor/Canada, true, correct and complete copies of each of the contracts, agreements, instruments and other documents listed in the Disclosure
Memorandum.

	4.24	Brokers.  No broker or finder has acted on behalf of Dominion or
Shareholders in connection with this Agreement and the transactions set forth herein, and neither Dominion nor any Shareholder has made any other agreement to pay any agent, finder, broker or any other representative any fee or commission in the nature of a finder's or originator's fee arising out of or in connection with the subject matter of this Agreement.

  4.25 Adverst Information. Neither Dominion nor Shareholders have knowingly withheld information about any conditions, facts or circumstances that have had or reasonably could be expected to have a material adverse effect on the value of the assets of Dominion or Dominion's Business to Immucor/Canada.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF IMMUCOR/CANADA AND IMMUCOR/US

5.1  Organization, Power and Authority of Immucor/Canada.

  (a) Immucor/Canada is a company duly incorporated and validly existing under the laws of Nova Scotia and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business and to own or lease its properties and assets. Immucor/Canada is registered with the Office of the Registrar of Joint Stock Companies for the Province of Nova Scotia and all documents required to be filed with the Office of the Registrar of Joint Stock Companies for the Province of Nova Scotia with respect to Immucor/Canada have been properly and timely filed.

  (b) The Copies of Immucor/Canada's Memorandum of Association and Articles of Association that have been previously delivered to Shareholders are the complete, true, valid and correct Memorandum of Association and Articles of Association of Immucor/Canada as of the date hereof.

		(c)	The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Immucor/Canada.  This Agreement constitutes Immucor/Canada's legal, valid, and binding obligation, enforceable in accordance with its terms.

		(d)	Immucor/Canada has obtained all necessary consents, approvals, authorizations or estoppels of any other Person or governmental or regulatory authority required to be obtained to authorize and permit Immucor/Canada to purchase all of the Shares.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein by Immucor/
Canada, and the performance of the covenants and agreements will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any Memorandum of Association or
Articles of Association of Immucor/Canada; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which Immucor/
Canada is a party or by which Immucor/Canada or any of its properties may be bound; or (iii) violate any Rule.  Immucor/Canada has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

	5.2 	Power and Authority of Immucor/US.  Immucor/US has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, the execution and delivery of Five Year Warrants, Ten Year
Warrants and the guaranty of Immucor/US and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Immucor/US.  This Agreement, Five Year
Warrants, Ten Year Warrants, and the guaranty of Immucor/US have been duly and validly executed and delivered by Immucor/US and constitute Immucor/US's legal, valid and binding obligation, enforceable in accordance with their terms.  The execution and delivery of this Agreement, Five Year Warrants,
Ten Year Warrants, and the guaranty of Immucor/US and the consummation of the transactions contemplated herein by Immucor/US, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of the Articles of Incorporation or Bylaws of
Immucor/US; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which Immucor/US is a party or by which
Immucor/US or any of its properties may be bound; or (iii) violate any Rule.

	5.3 	Shares Issued Pursuant to Warrants.  When issued, the shares of
Immucor/US issued pursuant to the Five Year Warrants and the Ten Year
Warrants will be legally and validly issued, fully paid and non-assessable.

	5.4	Maintaining Work Force.  Immucor/US and Immucor/Canada currently do not have any plan to reduce the number of employees at Dominion's facility in
Dartmouth, Nova Scotia after the Closing, except for possible changes in the direct sales force and for such other changes that may be made in the exercise of reasonable business practices, including but not limited to dealing with the impact of future acquisitions.  Immucor does not intend to change the location of Dominion's manufacturing facility.


ARTICLE VI

COVENANTS OF THE PARTIES

	6.1 	Cooperation.  Dominion and Shareholders, on the one hand, and
Immucor/Canada, on the other hand, shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and shall, upon the request of the other, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to satisfy and perform the obligations of such party hereunder.

	6.2	Records.  The Shareholders shall provide to Immucor/Canada, as soon as is reasonably practicable, copies of any and all files, records or other data maintained by Dominion in respect of or relating to the day to day operations of Dominion's Business.

	6.3	Use of Dominion Name.  The Shareholders and Dominion's directors, officers, employees, agents and representatives shall cease to use the name "Dominion Biologicals" (or any variation thereof) for any business purpose, except as employees or agents of Dominion or Immucor/Canada, or for the benefit of Dominion, Immucor/Canada, Immucor/US and their affiliates.

	6.4	Obligations to Province of Nova Scotia.  Shareholders shall be jointly and severally liable for all obligations of Dominion to the Province of Nova
Scotia.  Within three (3) years after the Closing Shareholders shall provide evidence reasonably satisfactory to Dominion and Immucor/Canada that such obligations have been satisfied, or that the Province of Nova Scotia has released Dominion and its affiliates from such obligations.  If such evidence has not been so provided to Dominion and Immucor/Canada within three (3) years after the Closing, Immucor/Canada may withhold the amount of such obligations owing to the Province of Nova Scotia from any payment under the Notes until such evidence is so provided.  After the Closing Dominion shall have no obligation to the Shareholders or the Province of Nova Scotia
with respect to the Shareholders' obligations, if any, to the Province of
Nova Scotia.

	6.5	Expenses.  Whether or not the expenses are incurred before or after the
Closing, each of the expenses incurred by Immucor/Canada, Dominion and
Shareholders in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation all fees, commissions, and expenses of agents, representatives, counsel, accountants, brokers and finders, shall be paid by the party that incurred such expenses.
Without limiting the generality of the foregoing, Shareholders shall be responsible for the payment of: any fees, commissions or expenses of any broker or finder engaged by Dominion or Shareholders; and any expenses of
Dominion that exceed US$20,000.00.  Dominion shall pay the first US$20,000.00 of any expenses incurred by Dominion or the Shareholders in connection with the authorization, preparation, execution and performance of this
Agreement.

	6.6	Tax Matters.

		(a)	Shareholders shall pay all Taxes applicable to the Shareholders that relate to the sale of the Shares to Immucor/Canada and the other transactions contemplated by this Agreement.  At Closing, Mr. Brushett shall deliver to
Immucor/Canada a certificate of compliance issued by Revenue Canada related to the disposition of taxable property stating that there are no necessary withholdings with regard to Nubio's receipt of its portion of the Purchase
Price.

		(b)	Immucor/Canada and Dominion shall file and control any returns required to be filed by Dominion after the Closing Date.

		(c)	Shareholders, on the one hand, and Immucor/Canada, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for any periods during some or all of which the Shareholders owned the Shares.
Shareholders and Immucor/Canada shall cooperate with each other in the conduct of any Tax audit or other proceedings involving Dominion for such periods.  In connection with any such audit or other proceeding, Immucor/
Canada, upon the Shareholders' request and at their expense, shall provide the Shareholders copies of all notices, correspondence, demands, assessments and other documents generated in connection with such audit or other proceeding, all of which information shall remain subject to Section 6.10 below.  The Shareholders shall also have the right to discuss the status of such audit or other proceeding with Immucor/Canada's representatives and, with the prior written consent of Immucor/Canada (not to be unreasonably withheld), with the applicable taxing authorities involved.  All of such activities by the Shareholders shall be conducted in a manner so as not to adversely impact the best interests of Dominion.

		(d)	Shareholders on the one hand, and Immucor/Canada, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to Dominion as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

	6.7	Survival of Warranties.  The Warranties will not merge, but will survive the Closing as follows:

		(a)	the Warranties contained in Sections 3.3 and 3.5 hereof will survive the
Closing indefinitely;

		(b)	the Warranties contained in the following Sections or subsections hereof will survive the Closing for a period of three (3) years after the Closing Date:

			4.3, 4.4. 4.5, 4.9(b), 4.9(c), 4.9(g), 4.9(h), 4.10, 4.11, 4.14(d)(2),
4.14(d)(4), 4.15, 4.18(a), 4.18(b), 4.18(c), 4.18(e), 4.19(j), 4.22(a),
4.22(b), 4.22(c), 4.22(d), 4.22(f), 4.22(g), 4.22(i), 4.22(j), 4.22(k),
4.22(l), 4.22(m), 4.22(n), 4.22(p), and 4.22(q);

		(c)	the Warranties contained in the following Sections or subsections hereof will survive the Closing for a period of three (3) years after the date of the notice of assessment for Dominion's income tax return for 1996:

			3.6, 3.7, 4.6, 4.19(a), 4.19(c) and 4.19(f);

		(d)	all Warranties not identified in subsections 6.7(a), 6.7(b) or 6.7(c)
above shall survive the Closing for a period of one (1) year after the
Closing Date.

	6.8	Indemnification by Shareholders.

		(a)	By the Shareholders.  Subject to Subsections 6.8(b) and 6.8(d) below,
Shareholders shall indemnify, reimburse and hold harmless Dominion, Immucor/
Canada, Immucor/US and their affiliates and any successor or assigns (the
"Indemnified Persons") for any and all claims, losses, liabilities damages
(including special and consequential damages, subject to a duty of the
Indemnified Persons to mitigate such consequential damages), costs (including court costs) and expenses (including all reasonable attorneys' and accountants' fees and expenses actually incurred) net of any insurance proceeds received (hereinafter "a Loss" or "Losses"), as a result of or in connection with (i) any breach, inaccuracy or untruth of any Warranty; or
(ii) any breach of or noncompliance by any Shareholder with any covenant or agreement of any Shareholder contained in this Agreement or in any other agreement or instrument delivered in connection with this Agreement; or
(iii) any expenses of Dominion related to the transactions described herein that exceed US$20,000.00.

		(b)	Limitations.  (i) Shareholders shall not be required to indemnify an
Indemnified Person with respect to any Loss unless the Loss, when aggregated with all other Losses of all Indemnified Persons, exceeds CDN$30,000 (the
"Minimum Aggregate Liability Amount"), at which time Losses may be asserted for any amounts in excess of the Minimum Aggregate Liability Amount;
provided, that this limitation shall not apply to any Loss: (A) which results from or arises out of fraud or intentional misrepresentation or an intentional breach of warranty on the part of any Shareholder or (B) claimed under Section 6.8(a)(iii).  For any Loss or Losses not subject to the Minimum
Aggregate Liability Amount, the Indemnified Persons shall be entitled to indemnification regardless of the minimum amount of the Loss.  Any claim by an Indemnified Person under Sections 6.8(a)(i) must be brought within the survival period specified in Section 6.7 for the Warranty to which such claim is related; all other claims must be brought within 2 years after the
Closing Date.

		 (ii)	In no event shall: (A) the liability of any Shareholder for any Loss exceed one-third (1/3) of the Loss, except as provided in Subpart 6.8(b)(iii);
and (B) in no event shall the aggregate liability of Shareholders for all
Losses exceed CDN$6,870,000.00.

		(iii)	If there is a breach of a Warranty made by or as to a particular
Shareholder (as opposed to, by or as to all Shareholders collectively) in
Sections 3.3, 3.6, 3.7 and 4.6(c) hereof (an "Individual Warranty"), or if there is a breach of a covenant or agreement of a Shareholder, only the
Shareholder breaching such Individual Warranty, covenant or agreement shall be responsible for the Loss arising from such breach, and the non-breaching
Shareholders shall not have any liability for the Loss arising from such breach.  The Shareholder(s) breaching such Individual Warranty, covenant, or agreement shall be liable for the full amount of any Loss arising therefrom.

		(c)	Notification.  Samuel Brushett or another Shareholder designated by him
(the "Shareholders' Representative") hereby undertakes to notify Immucor/
Canada without delay of the occurrence of any event of which such
Shareholders' Representative has knowledge which constitutes or may with the passage of time constitute an event entitling any Indemnified Person to indemnification under this Section.

		(d)	Notice of Claim.  To seek indemnification hereunder, an Indemnified
Person shall notify the Shareholders' Representative of any claim for indemnification, specifying in reasonable detail the nature of the Loss and the amount or an estimate of the amount thereof.

 		(e)	No Prejudice. Nothing herein shall prevent an Indemnified Person from making a claim for a Loss hereunder notwithstanding its knowledge of the Loss or possibility of the Loss on or prior to the Closing Date unless the Loss or possibility of the Loss is disclosed in this Agreement or in the Disclosure
Memorandum.

		(f)	Other Rights.  The indemnities granted hereunder are in addition to and not in substitution for any other right or remedy an Indemnified Person may now have or may subsequently take or hold, and may be enforced without first recourse to such other right or remedy and without taking any steps or proceedings in connection therewith, and notwithstanding any rule of law or equity or statutory provision to the contrary.

		(g)	Defense of Actions.  Shareholders may elect to compromise or contest, at their own expense and with counsel reasonably acceptable to the Indemnified
Persons, any Loss.  If Shareholders elect to compromise or contest such Loss, they shall within 30 days after notice of the claim (or sooner, if the nature of the Loss so requires) notify the Indemnified Person of their intent to do so by sending a notice to the Indemnified Persons (the "Contest Notice"), and
the Indemnified Persons shall cooperate, at the expense of the Shareholders, in the compromise or contest of such Loss.  If the Shareholders elect not to compromise or contest the Loss, fail to notify the Indemnified Persons of their election as herein provided or contest their obligation to indemnify under this Agreement, the Indemnified Persons (upon further notice to the
Shareholders) shall have the right to pay, compromise or contest such Loss on behalf of and for the account and risk of the Shareholders.  Anything in this Section 6.8 to the contrary notwithstanding, (i) the Indemnified Persons shall have the right, at their own cost and for their own account, to compromise or contest any Loss, and (ii) Shareholders shall not, without the
Indemnified Persons' written consent, settle or compromise any Loss or consent to entry of any judgment which does not include an unconditional term releasing the Indemnified Persons from all liability in respect of such
Loss.  In any event, the Indemnified Persons and the Shareholders may participate, at their own expense, in the contest of such Loss.  Shareholders, at their own expense, shall have the right to defend any action that could result in liability under this Section 6.8.

	6.9	Indemnification by Immucor/Canada and Immucor/US.

		(a)	By Immucor/Canada and Immucor/US.  Subject to Subsection 6.9(c)
below, Immucor/Canada and Immucor/US (collectively, "Immucor") shall jointly and severally indemnify, reimburse and hold harmless the Shareholders for any and all claims, losses, liabilities, damages, costs (including court costs)
and expenses (including all reasonable attorneys' and accountants' fees and expenses actually incurred) net of any insurance proceeds received
(hereinafter "a Shareholder Loss" or "Shareholder Losses"), as a result of or in connection with any breach, inaccuracy or untruth of any warranty by
Immucor or any breach of or noncompliance by Immucor with any contract or agreement of Immucor contained in this Agreement or, in any other agreement or instrument delivered in connection with this Agreement.

		(b)	Limitations.  Immucor shall not be required to indemnify a Shareholder with respect to any Shareholder Loss, unless the Shareholder Loss, when aggregated with all other Shareholder Losses, exceeds CDN$30,000.00 (the
"Shareholder Minimum Aggregate Liability Amount"), at which time Shareholder
Losses may be asserted for any amounts in excess of the Shareholder Minimum
Aggregate Liability Amount.  This limitation shall not apply to any
Shareholder Losses which results from or arises out of fraud or international misrepresentation or an intentional breach of warranty by Immucor.  Any claim brought by a Shareholder must be brought within a period of the shorter of two (2) years after the Closing Date or the date on which the
Notes are fully paid and the warrants are fully exercised.  In no event shall Immucor's liability to the Shareholders, in the aggregate, exceed
CDN$11,482,000.00 less the cash paid at Closing.

		(c)	Notice of Claim.  To seek indemnification hereunder, the Shareholders'
Representative shall notify Immucor of any claim for indemnification, specifying in reasonable detail the nature of the Shareholder Loss and the amount or an estimate thereof.

		(d)	No Prejudice.  Nothing herein shall prevent a Shareholder from making a claim for a Shareholder Loss hereunder notwithstanding its knowledge of the
Shareholder Loss or possibility of the Shareholder Loss on or prior to the
Closing Date.

		(e)	Other Rights.  The indemnities granted hereunder are in addition to and not in substitution for any other right or remedy a Shareholder may now have or may subsequently take or hold, and may be enforced without first recourse to such other right or remedy and without taking steps or proceedings in connection therewith, and notwithstanding any rule of law or equity or statutory provision to the contrary.

		(f)	Defense of Actions.  Immucor may elect to compromise or contest, at its own expense and with counsel reasonably acceptable to the Shareholders, any
Shareholder Loss.  If Immucor elects to compromise or contest such
Shareholder Loss, it shall within 30 days after notice of the claim
(or sooner, if the nature of the Loss so requires) notify the Shareholders of its intent to do so by sending a notice to the Shareholders'
Representative (the "Contest Notice"), and the Shareholders shall cooperate, at the expense of Immucor, in the compromise or contest of such Shareholder
Loss.  If Immucor elects not to compromise or contest the Shareholder Loss, fails to notify the Shareholders of its election as herein provided or contests its obligation to indemnify under this Agreement, the Shareholders
(upon further notice to Immucor) shall have the right to pay, compromise or contest such Shareholder Loss on behalf of and for the account and risk of
Immucor.  Anything in this Section 6.9 to the contrary notwithstanding, (i)
the Shareholders shall have the right, at their own cost and for their own account, to compromise or contest any Shareholder Loss, and (ii) Immucor shall not, without the Shareholders written consent, settle or compromise any Shareholder Loss or consent to entry of any judgment which does not include an unconditional term releasing the Shareholders from all liability in respect of such Shareholder Loss.  In any event, the Shareholders and
Immucor may participate, at their own expense, in the contest of such
Shareholder Loss.

	6.10	Confidentiality.

		(a)	Dominion and Shareholders shall hold in trust and confidence all
Confidential Information (as defined below) and shall not make any copies of, distribute or use any Confidential Information except as necessary to prepare for the completion of the transactions contemplated under this Agreement.
Upon the first request in writing from Immucor/Canada, Shareholders shall return to Immucor/Canada all Confidential Information in their possession, without retaining any copies thereof.

		(b)	As used in this Section 6.10:

				(1)	"Confidential Information" means all information relating to Dominion's
Business (current or future), Immucor's Business (current or future) any affiliate of Immucor/Canada or Immucor/US, or any person or entity with which either deals, which information is reasonably regarded as confidential, being information not in the public domain; including, without limitation:
all Inventions (as defined below); technical data; research and development information; business records, information and notes; products; "know-how";
Trade Secrets (as defined below); engineering or other data; designs, specifications, processes and formulae; manufacturing or planning procedures, techniques or information; marketing plans, strategies and forecasts;
business and product development plans, strategies and forecasts; financial statements, budgets, prices, costs and financial projections; accounting procedures or financial information; names and details of consumers, customers, suppliers and agents; employee details; and secret information;
together with the possible or likely function, purpose or application of that information whether in the current activities of Dominion,
Immucor/Canada, Immucor/US or any of their affiliates or fields to which the activities of Dominion, Immucor/Canada, Immucor/US or any of their affiliates may reasonably extend from time to time, any part of or improvements to that information, and any recommendation, test or report of
Dominion, Immucor/Canada, Immucor/US or any of their affiliates or any consultant or agent in connection with that information; and whether such information is oral, written, recorded or stored by electronic, magnetic, electromagnetic or other form or process or otherwise in a machine readable form, translated from the original form, recompiled, made into a compilation, wholly or partially copied, modified, updated or otherwise altered, or originated or obtained by, or coming into the possession, custody, control or knowledge of Dominion, Immucor/Canada, Immucor/US or any of their affiliates either alone or jointly.

				(2)	"Invention" means any invention, drawing, design, model,
contrivance, structure, specification, improvement, discovery, creation, idea, concept, formula, process and other work or contribution however developed, created, made discovered or conceived, and whether or not patented or patentable (whether by  renewal or otherwise), protected by copyright, or otherwise protected or capable of protection by law  anywhere.

				(3)	"Trade Secrets" means any information of Dominion,
Immucor/Canada, Immucor/US or any of their affiliates (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers) which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

	6.11	Noncompetition.

		(a)	The Shareholders acknowledge and recognize the highly competitive nature of Dominion's Business and Immucor's Business and accordingly agree that, to induce Immucor/Canada to consummate the transaction contemplated by this Agreement and additionally, in the case of Mr. Brushett, in consideration for the Noncompetition Payment, Mr. Brushett for a period of five (5) years after the Closing Date and Messrs. Waddy and MacNeil for a period of two (2)
years after the Closing Date, shall not:

				(1)	Without Immucor/US's express prior written consent,
engage directly or indirectly in any Competitive Business (as defined below)
anywhere in the Restricted Territory (as defined below), whether such engagement be as an employer, officer, director, owner, investor (except as a passive investor with no more than a 5% interest), employee, partner, consultant or other participant in any Competitive Business;

				(2)	Solicit or accept Competitive Business from anyone who is
or becomes an active or prospective customer of Dominion, Immucor/Canada,
Immucor/US or their affiliates after Closing or who was an active or prospective customer of Dominion on or prior to the Closing Date:

				(3)	Solicit for employment or hire any employee of Dominion,
Immucor/Canada, Immucor/US, or their affiliates; or

				(4)	Attempt to do any of the things (or directly or indirectly
assist anyone else in doing or attempting to do any of the things) specified in subsections (1), (2) or (3) above.

		(b)	As used in this Section 6.11:

				(1)	"Competitive Business" means and includes any business,
individual, corporation or other entity which is engaged wholly or partly in any business substantially similar to Dominion's Business or Immucor's
Business; and

				(2)	"Restricted Territory" means the entire world as
Dominion's business is unique and is utilized throughout the world.

		(c)	The provisions of this Section 6.11 shall not apply to the activities of
Messrs. Waddy and MacNeil performed in the course of their employment with and authorized by Dominion, Immucor/Canada or Immucor/US.

	6.12	Funds Received After Closing.  Any and all funds received by any
Shareholder (or anyone other than Immucor/Canada or Dominion) after Closing in respect of Dominion's Business shall be remitted to Dominion immediately upon receipt.

	6.13	Transfer of Shares.  Dominion recognizes that the transactions occurring pursuant to this Agreement require Dominion to recognize the transfer of the
Shares from Shareholders to Immucor/Canada, and Dominion hereby recognizes such transfer.

	6.14	Maintaining Work Force.  For a period of two (2) years after the Closing
Date, Immucor/Canada and Immucor/US shall use their reasonable best efforts to maintain the number of employees at Dominion's facility in Dartmouth, Nova
Scotia at the same level as before the Closing, except for possible changes in the direct sales force and for such other changes that may be made in the exercise of reasonable business practices, including but not limited to dealing with the impact of future acquisitions.  The provisions of this Section 6.14 shall survive Closing for a period of two (2) years after the Closing Date.


ARTICLE VII

MISCELLANEOUS

	7.1	Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered by personal delivery, by FAX or by mail, to the following address:

To the Shareholders:		Nubio Technologies Corporation
				c/o Samuel Brushett
				317 Village Drive
				St. Augustine, Florida  32095-9063
				FAX:  (904) 829-3831


				Patrick Waddy
				Dominion Biologicals Limited
				5 Isnor Drive
				Dartmouth, Nova Scotia B3B 1M1
				Canada
				FAX:  (902) 468-3599


				Blaine MacNeil
				Dominion Biologicals Limited
				5 Isnor Drive
				Dartmouth, Nova Scotia B3B 1M1
				Canada
				FAX:  (902) 468-3599

	with a copy in each
	case to:		Rowe, Foltz & Martin, P.C.
				Suite 750
				5 Piedmont Center
				3525 Piedmont Road, N.E.
				Atlanta, Georgia  30305
				Attention:  Paul Shlanta
				FAX:  (404) 237-1659


To Immucor/Canada or
Immucor/US:			Immucor, Inc.
				3130 Gateway Drive
				P.O. Box 5625
				Norcross, Georgia, USA 30091-5625
				Attention:  President
				FAX:  770-242-8930

	with a copy to:	Nelson Mullins Riley & Scarborough, L.L.P.
				400 Colony Square
				Suite 2200
				1201 Peachtree Street
				Atlanta, Georgia 30361
				Attention:	Philip H. Moise and Randy A. Faigin
				FAX: 404-817-6050


or at such other address or FAX number as the parties hereto shall have last designated by notice to the other party. Any notice given by personal delivery or mail shall be deemed to have been delivered on the date of receipt of such delivery at such address; and any notice given by FAX shall be deemed to have been delivered on the date of transmission if received during business hours on a business day, or the next business day after transmission if received after business hours on a business day or at any time on a non-business day.

	7.2	Parties Bound by Agreement; Successors and Assigns.  The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and permitted assigns thereof. Without the prior written consent of Immucor/Canada, Shareholders may not assign their rights, duties or obligations hereunder or any part thereof to any other Person.  Immucor/Canada may assign its rights and duties hereunder in whole or in part to Immucor/US or other affiliates, including, without limitation, after the Closing Date, Dominion.  Shareholders hereby acknowledge that Immucor/Canada, after the Closing Date, may merge into, or amalgamate with, Dominion.  Immucor/US shall not assign the Five Year Warrants, the Ten Year Warrants or the Immucor Guaranties without the affected
Shareholders' prior written consent.

	7.3	Entire Agreement.   This Agreement, the Disclosure Memorandum and all
other certificates, schedules and other documents delivered pursuant thereto constitute the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede and are in full substitution of any and all prior agreements and understandings written or oral between the parties relating to such transactions.

	7.4	Descriptive Headings.  The descriptive headings of the Sections of this
Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

	7.5	Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

	7.6	Amendments and Waivers.  No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party.  A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.  No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

	7.7	Governing Law, Jurisdiction and Venue.  This Agreement is executed by the parties in, and shall be construed in accordance with and governed by the laws of Georgia, USA, and jurisdiction and venue for any matter submitted to a court hereunder or in connection with the transactions described herein shall lie in any court of competent jurisdiction in Atlanta, Georgia, USA.

	7.8	No Third-Party Beneficiaries.  With the exception of the parties to this
Agreement and the Indemnified Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights accruing by virtue of this Agreement.

	7.9	Gender and Number.  Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

	7.10	Dispute Resolution.

		(a)	Negotiation.  The parties hereto agree to attempt to resolve all disputes arising out of or related to the subject matter of this Agreement by good faith negotiations.

		(b)	Mediators.  If the parties are unable to reach resolution after good faith negotiations, the parties agree to submit their dispute(s) to mediation with an independent mediator.

		(c)	Arbitration.  If after such mediation the parties are unable to resolve their disputes, the parties shall submit any claim or controversy to binding arbitration in accordance with the Commercial Arbitration Rules of the
American Arbitration Association (the "AAA Rules").  The arbitration shall be held before a panel of three arbitrators.  The Shareholders collectively shall select one arbitrator and Immucor/Canada shall select one arbitrator within 10 business days after receiving identical lists provided by the
American Arbitration Association ("AAA").  If either the Shareholders or
Immucor/Canada fail to select an arbitrator within this time period, the other party shall select such arbitrator.  Within 15 days after the selection of the last of two arbitrators, the two arbitrators shall select a third AAA arbitrator.  The arbitration shall be held within 30 days after the appointment of the third arbitrator with the panel of arbitrators rendering an award within 30 days after the hearing.  Each party shall bear its own costs of arbitration unless the panel of arbitrators provides otherwise.
The arbitration shall be conducted in Atlanta, Georgia.  All arbitration proceedings shall be in English.  The award of the arbitrators shall be final and binding.  The parties waive any right to appeal the award, to the extent a right to appeal may be lawfully waived.  Each party retains the right to seek judicial assistance:  (i) to compel arbitration; (ii) to obtain interim measures of protection pending arbitration; and (iii) to enforce any decision of the arbitrators, including the final award.  Judgment upon the final award may be entered in any court of competent jurisdiction.  In the event of any inconsistency between this Section and the AAA Rules, this
Section shall control.

	Each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.

DOMINION:

DOMINION BIOLOGICALS LIMITED

By:	/s/Samuel Brushett______________
	Samuel Brushett, Chairman


SHAREHOLDERS:

/s/Samuel Brushett______________________
Samuel Brushett, Individually


NUBIO TECHNOLOGIES, INC.

By:	/s/ Samuel Brushett____________________________
	Samuel Brushett, President

/s/ Patrick Waddy_________________________________
Patrick Waddy

/s/ Blaine MacNeil_________________________________
Blaine MacNeil


IMMUCOR/CANADA:

3000524 NOVA SCOTIA LIMITED

By:	/s/ Edward L. Gallup____________________________


IMMUCOR/US:

IMMUCOR, INC.

By:	/s/ Edward L. Gallup____________________________